ELECTROGLAS ANNOUNCES ENGAGEMENT OF NEEDHAM & COMPANY, LLC

SAN JOSE, CALIF. – February 4, 2009 —Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that the company has signed a letter of engagement with Needham & Company, LLC to assist the Company in reviewing its financial and strategic options.

"Needham will provide expert advice to us as we evaluate our financial and strategic options,” said Tom Rohrs, Chairman and CEO of Electroglas. “Their knowledge of the financial markets and the semiconductor sector in the U.S. and Asia will help us explore what alternatives are available to us in these tough markets so we can make the best decisions for our Electroglas stakeholders.”

About Needham & Company, LLC
Needham & Company, LLC, a wholly owned subsidiary of The Needham Group, Inc., is a privately held, full-service investment bank with the mission of helping emerging growth companies achieve their potential. The firm is headquartered in New York City with offices in Boston, Menlo Park and San Francisco. In addition to investment banking, Needham's principal activities include institutional sales and trading and asset management. To serve its institutional clients, Needham & Company, LLC produces comprehensive equity research on more than 360 companies in technology, healthcare, consumer and industrial growth. Needham & Company, LLC is a member of FINRA/SIPC. For more information, please see www.needhamco.com.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ  Capital Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

Contact:
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com